Consent of Independent Certified Public Accountants
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Board of Directors
Amnis Systems Inc.



We consent to the use of our independent auditors' report dated May 18, 2003 on the consolidated balance sheet of Amnis Systems Inc. as of December 31, 2002, and the related statements of operations, changes in shareholders' deficit and cash flows for the two years then ended, all included in Form 10-KSB and incorporated by reference in a Form S-8 registration statement for the Amnis Systems Inc. 2003 Stock Incentive Plan, to be filed with the Securities and Exchange Commission on approximately October 10, 2003.

/s/ Stonefield Josephson, Inc.



Certified Public Accountants
Santa Monica, California
October 10, 2003